Exhibit 99

July 6, 2010

HELMERICH & PAYNE ANNOUNCES NEW FLEXRIG® COMMITMENTS

TULSA, Oklahoma

Helmerich & Payne, Inc. (NYSE: HP) announced today that the Company has entered into agreements to build and operate seven additional FlexRigs.  These rigs will be built under multi-year term contracts for four exploration and production companies, and will operate in the U.S. with attractive dayrates and economic returns.  The names of the customers and other terms were not disclosed.  All five of the previously announced potential new builds will be used to satisfy these long-term contracts.  The first of these seven rigs has begun mobilizing to its initial location in the Eagle Ford shale, and the remaining six are scheduled for delivery at a rate of approximately one per month through January 2011.  The Company does not expect these contracts to have a significant impact on its previously announced fiscal 2010 capital expenditures estimate of $350 million.  Since March 2005, the Company has now committed to build a total of 150 new FlexRigs at a total cost of approximately $2.4 billion.

President and CEO Hans Helmerich commented, “We are encouraged by the renewed level of interest our customers are showing in signing multi-year term contracts to build and operate new FlexRigs at attractive dayrates and terms.

Reflecting on last week’s forced exit from Venezuela, it is clear now that PDVSA was not interested in both sides achieving commercial terms to return our rigs to work.  That approach only heightens concerns for our oil field service peers contemplating their future there, as it should.

Our future is better reflected in today’s announcement of additional new builds for paying customers under long-term contract.  Ironically, almost ten years ago, PDVSA was one of our customers that saw the potential and expressed early interest in the FlexRig capabilities.  However, we never sent any FlexRigs to Venezuela, and the 11 rigs that were seized last week were conventional rigs and not part of our global FlexRig fleet.  We depart with our heads held high.  We fulfilled all of our contractual obligations, trained and employed thousands of Venezuelans and achieved an outstanding long-term safety record.  The loyalty of our employees and many suppliers there will long be appreciated and remembered.”

At June 30, 2010, the Company’s U.S. land segment had 170 active rigs out of a total fleet of 215 rigs.  Of the 45 idle rigs, only ten were FlexRigs, of which nine already have signed contracts and are expected to return to work over the next eight weeks.  The 170 active rigs included 116 rigs under term contracts, four of which were new FlexRigs waiting on customers that requested delivery delays.  Delayed FlexRigs do not generate revenue days and are not considered for purposes of calculating and reporting rig utilization rates.

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News Release

July 6, 2010

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of July 6, 2010, the Company’s existing fleet included 215 U.S. land rigs, 28 international land rigs (excludes 11 nationalized rigs in Venezuela), and nine offshore platform rigs.  In addition, the Company is scheduled to complete another eight new H&P-designed and operated FlexRigs by the end of January 2011.  Upon completion of these commitments, the Company’s global land fleet will include a total of 200 FlexRigs.

Statements in this release are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 and are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Mike Drickamer

(918) 588-5190

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